Exhibit (a)(1)(E)

Form of Letter to Clients of Broker-Dealers

Offer to Purchase

by

BEVERLY HILLS BANCORP INC.

of

Up to 2,750,000 Shares of its Common Stock

at a Purchase Price Not Greater Than

$9.50 nor Less Than $9.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 14, 2006, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July14, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Beverly Hills Bancorp Inc., a Delaware corporation (the “Company”), to purchase for cash up to 2,750,000 shares of its common stock at a price, net to the seller in cash, without interest, not greater than $9.50 nor less than $9.00 per share, on the terms and subject to the conditions of the Offer.

On the terms and subject to the conditions of the Offer, the Company will determine a single per share price, not greater than $9.50 nor less than $9.00 per share, that it will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 2,750,000 shares, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn (the “Selected Price”). All shares properly tendered before the Expiration Date (as defined in the Offer to Purchase) at or below the Selected Price and not properly withdrawn will be purchased by the Company on the terms and subject to the conditions of the Offer, including its proration provisions, “odd lot” provisions and conditional tender provisions. All shares acquired in the Offer will be acquired at the Selected Price. Shares tendered at prices greater than the Selected Price and shares not purchased because of proration provisions or conditional tenders will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Offer.

If the number of shares properly tendered is less than or equal to 2,750,000 shares, the Company will select the price that will enable it to purchase all tendered shares.

If more than 2,750,000 shares are properly tendered and not withdrawn, the Company will purchase from the shareholders tendering at prices at or below the Selected Price, as follows:

•	The Company will give first priority to odd-lot tenders at or below the Selected Price.

•	Then, the Company will calculate a preliminary proration percentage based upon the remaining shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder who tendered his or her shares conditionally below the minimum number the shareholder specified, that shareholder’s tender will automatically be regarded as withdrawn (except as provided in the next paragraph).

•

After giving effect to these withdrawals, the Company will then accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 2,750,000 shares, then, to the extent feasible, the Company will select by random lot enough of the conditional tenders that would otherwise have been withdrawn to permit the Company to purchase 2,750,000 shares.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you want us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your shares at prices not greater than $9.50 nor less than $9.00 per share, as indicated in the attached Instruction Form, net to you in cash, without interest.

2.	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.	The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions set forth in Section 13 of the Offer to Purchase.

4.	The Offer, withdrawal rights and proration period will expire at 5:00 p.m., Eastern time, on August 14, 2006, unless the Company extends the Offer.

5.	The Offer is for 2,750,000 shares, constituting approximately 12.8% of the total number of outstanding shares of the Company’s common stock as of July 14, 2006.

6.	Tendering stockholders who are registered stockholders or who tender their shares directly to American Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions or fees to the Company or the Information Agent, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7.	If you want to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

8.	If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own at or below the Selected Price before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the Selected Price and not properly withdrawn.

9.	If you want to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern time, on August 14, 2006, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase

by

BEVERLY HILLS BANCORP INC.

of

Up to 2,750,000 Shares of its Common Stock

at a Purchase Price Not Greater Than

$9.50 nor Less Than $9.00 Per Share

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase dated July 14, 2006 (the “Offer to Purchase”), and the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Beverly Hills Bancorp Inc. (the “Company”) to purchase for cash up to 2,750,000 shares of its common stock at a price, net to the seller in cash, without interest, not greater than $9.50 nor less than $9.00 per share, specified by the undersigned, on the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned:                              shares

TENDER PRICE

(See Instruction 4 of the Letter of Transmittal)

Please tender the undersigned’s shares as follows (check only one box under either A. or B.):

A. SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

(SEE INSTRUCTION 4 OF THE LETTER OF TRANSMITTAL)

By checking ONE of the following boxes below (and not checking the box under “B. SHARES TENDERED AT PRICE DETERMINED UNDER TENDER OFFER”), the undersigned instructs you to tender shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by the Company for the shares is less than the price checked below. A STOCKHOLDER WHO WANTS TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED. The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 6 of the Offer to Purchase, at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES

ARE BEING TENDERED

☐ $9.00	☐ $9.30

☐ $9.10	☐ $9.40

☐ $9.20	☐ $9.50

OR

B. SHARES TENDERED AT PRICE DETERMINED UNDER TENDER OFFER

(SEE INSTRUCTION 4 OF THE LETTER OF TRANSMITTAL)

By checking the box below (and not checking any box under “A. SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER”), the undersigned instructs you to tender shares at the selected price, as the same shall be determined by the Company in accordance with the terms of the Offer.

☐        The undersigned wants to maximize the chance of having the Company purchase all of the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes above, the undersigned desires to tender shares at, and is willing to accept, the selected price determined by the Company in accordance with the terms of the Offer. This action could result in receiving a price per share as low as $9.00.

ODD LOTS

(See Instruction 5 of the Letter of Transmittal)

Complete this section only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

The undersigned certifies that he or she either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐	is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

CONDITIONAL TENDER

(See Instruction 6 of the Letter of Transmittal)

A tendering stockholder may condition his or her tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 5 of the Offer to Purchase. Unless at least the minimum number of shares the shareholder indicates below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by the shareholder will be purchased. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each shareholder is urged to consult his or her tax advisor before completing this section. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased from me, if any are purchased from me, is: shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked this box:

☐	The tendered shares represent all shares held by the undersigned.

SIGN HERE

Dated:
Name:

Name:

This form must be signed by the account holder(s) exactly as name(s) appear(s) on the account or on a security position listing.